UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 2, 2012

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Awards of Restricted Stock Units

Effective July 2, 2012, Barrett Business Services, Inc. (the "Company"), entered into Award Agreements under the Company's 2009 Stock Incentive Plan with Michael L. Elich, President and Chief Executive Officer, James D. Miller, Vice President-Finance, Treasurer and Secretary, and Gregory R. Vaughn, Vice President. Under the Award Agreements, Mr. Elich was granted 15,000 restricted stock units ("RSUs") and Messrs. Miller and Vaughn were each granted 10,000 RSUs. The grants were approved by the Compensation Committee (the "Committee") of the Company's Board of Directors.

Each RSU represents a contingent right to receive one share of the Company's common stock. The RSUs will vest in four equal annual installments and will be settled by delivery of unrestricted shares of common stock beginning in July 2013 on the regular payroll date next following July 2. Vesting of the RSUs would accelerate upon a change in control or a participant's death or termination of employment by reason of disability. Participants may satisfy tax withholding obligations by paying the required amount by check, payroll deduction, or withholding shares with a fair market value equal to the tax withholding obligation in connection with settlement of vested RSUs.

Adoption of Annual Cash Incentive Program

As of July 2, 2012, the Committee adopted a new annual cash incentive program under which the Company's executive officers are eligible for annual cash incentive bonus opportunities subject to attainment of corporate goals and individual performance objectives approved by the Committee. The target bonus amounts are set by the Committee each year and are expressed as a percentage of the executive’s annual base salary. For 2012, the percentages and dollar amounts of the bonus target opportunities are as follows: Mr. Elich, 50%, $200,000; Mr. Miller, 40%, $100,000; and Mr. Vaughn, 40%, $120,000.

For 2012, the annual incentive performance goals are tied 50% to corporate performance and 50% to individual performance. The goals related to corporate performance are defined by objectively measureable financial metrics, such as target levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), net earnings, gross revenues and similar measures. For 2012, the corporate portion of the bonus target amounts is based 50% on achievement of a specified EBITDA target level and 50% on achievement of a gross revenue target level. Achievement above or below the specified target level for a corporate financial metric will result in adjustment upward or downward in the bonus amount payable. For each 1% above or below the target level, the bonus amount will be increased or reduced by 2.5%. If achievement of a financial metric is below 80% of the target level, no amount will be payable with respect to the portion of the bonus target amount tied to that metric. The individual performance objectives are based on achieving strategic and operational goals in functional areas for which the executive has responsibility. The bonus amounts payable for achievement of corporate performance goals and individual performance goals may not exceed 150% of the respective bonus target amounts tied to those components.

The Committee will determine the extent to which corporate and individual performance goals have been satisfied no later than the March 15 following the end of the fiscal year. Bonus amounts, if any, will be paid promptly following the Committee's determination. An executive must remain employed by the Company through the date of the Committee's determination to be eligible to receive a bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: July 9, 2012	By:	/s/ James D. Miller
James D. Miller Vice President-Finance, Treasurer and Secretary